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EXHIBIT 12.2


                             SNYDER OIL CORPORATION

                       COMPUTATION OF RATIO OF EARNINGS TO
                 COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS
                                   (Unaudited)

               ------------------------------------------------------------
               1997      1996      1995           1994           1993
               ------------------------------------------------------------
                                   (In thousands, except share data)

Income (loss)
 before taxes,
 minority
 interest and
 extraordinary
 item          $57,440        $74,701   ($40,604)      $13,510       $22,538
Interest
 expense        25,472         23,587     21,679        10,337          5,315
               -------        -------   --------       --------       ------


Earnings before
 taxes, minority
 interest,
 extraordinary
 item and
 interest
 expense       $82,912        $98,288   ($18,925)      $23,847        $27,853
               -------        -------   ---------      -------        ------
Interest
 expense       $25,472        $23,587   $21,679        $10,337        $ 5,315
Preferred
 stock
 dividends       4,929(2)       6,210     6,210         10,806         9,100
Adjustment to
 tax effect
 preferred
 stock
 dividends       2,428            429        -             -             -
Preferred
 stock
 dividends
 of majority
 owned
 subsidiary      1,474          1,520        -             -             -
               -------        -------   -------        -------        ------
Total fixed
 charges       $34,303        $31,746   $27,889        $21,143        $14,415
               -------        -------   -------        -------        ------
Ratio of
 earnings
 to combined
 fixed charges
 and preferred
 dividends       2.42           3.10      N/A(1)         1.13
1.93           -------        -------   --------       --------       -------


(1) Earnings were inadequate to cover combined fixed charges and preferred dividends by $46.8 million.
(2)  Excludes redemption premium of $1.0 million.